Exhibit 99.1
CONCHO RESOURCES INC. ANNOUNCES THE APPOINTMENT OF DARIN G. HOLDERNESS AS
VICE PRESIDENT — CHIEF FINANCIAL OFFICER
MIDLAND, Texas, August 25, 2008 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today announced that Darin G. Holderness has been appointed Vice President — Chief Financial Officer by its Board of Directors.
Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant. He has over 20 years experience in the energy sector including nine years with KPMG LLP where his practice was focused in the energy industry and over 17 years in industry in ever increasing roles of responsibility including serving as Vice President and Controller of Pure Resources, Inc., Vice President and Chief Financial Officer of Basic Energy Services, Vice President and Chief Accounting Officer of Pioneer Natural Resources, Inc. and most recently as Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, L.P.
Steven L. Beal, Concho’s President and Chief Operating Officer commented, “I have known Darin since the late 1980’s and worked with him during his tenure at KPMG while I served as the Chief Financial Officer at Parker and Parsley Petroleum Company. His technical background and training, both in public accounting and the energy industry, provide the perfect complementary skill set to our management team. We are delighted to welcome Darin and his family back to Midland.”
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President — Capital Markets and Business Development